Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Event Date/Time: Apr. 10. 2006 / 5:00PM ET

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

ALCOA Inc - Director, IR

Alain Belda

ALCOA Inc - Chairman, CEO

Joe Muscari

ALCOA Inc - CFO

CONFERENCE CALL PARTICIPANTS

John Hill

Citigroup - Analyst

Rob Clifford

ABN Amro - Analyst

Daniel Roling

Merrill Lynch - Analyst

John Redstone

Desjardins Securities - Analyst

John Tumazos

Prudential Equity Group - Analyst

Dave Gagliano

Credit Suisse First Boston - Analyst

Tony Rizzuto

Bear Stearns - Analyst

Leo Larkin

Standard & Poor’s - Analyst

Charles Bradford

Bradford Research - Analyst

Steve Bonnyman

CIBC World Markets - Analyst

Victor Lazarovici

BMO Nesbitt Burns - Analyst

Alex Lancer (ph)

Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, welcome for the first quarter 2006 Alcoa earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today’s call Mr. Tony Thene, Director of Investor Relations. Please proceed, sir.

Tony Thene - ALCOA Inc - Director, IR

Thank you. Good afternoon and thank you for attending Alcoa’s first quarter 2006 analyst conference. At today’s conference Alain Belda, Chairman and CEO will give an overview of the first quarter performance as well as some insight into the major activities of the quarter. In

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

addition, Joe Muscari, Executive Vice President and Chief Financial Officer will review the first quarter financial results and current business conditions.

Before I turn it over to Alain, I would like to remind you that in discussing the Company’s performance today, we have included forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2005 filed with the SEC. In our discussion today we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our website at www.alcoa.com under the invest section. At this point let me turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman, CEO

Thanks, Tony. This first quarter was obviously a strong quarter for us. We had record income from continuing operations at $615 million or $0.70 per share. It was the highest quarterly income from continuing operations in our history. It was also the highest quarterly revenue in the Company history. We had record profits in alumina and primary metal and engineered solutions segments. Certainly these results were positively impacted by higher LME. They are always highly influenced by it.

They were also supported by strong productivity gain and actions we have been taking in the last three years to improve productivity, deal with costs, mix, market share, restructuring, and management of our global franchise. I believe these are sustainable gains going forward. Our first quarter annualized return on capital was 14.2%, and over 16% excluding growth investments in process. Well in excess of cost to capital. Our Bloomberg trailing fourth quarter return on capital was 9.7% and 11.2% excluding growth investments.

Let me now talk about another very important metric for us which is safety. We had 37 lost work days due to injuries in this quarter. 92% of our locations have had no loss workday injury, and this is a loss work rate of 0.099%. For total recordable injuries our first quarter rate was 1.102 and 61% of our locations have not had a recordable injury. By the way, we measure these results by OSHA standards worldwide. Safety talks about our values. It talks about disciplined deployment, standard operating procedures, and caring for people. These results are good indicators of management capabilities to lead and to execute complex systemic tasks. While this is fundamental to us, there are other dimensions or measures of performance that we follow. They are operating excellence, innovation, new products, profitable growth, sustainable development, and portfolio management. Let me review some of these activities in the first quarter.

Let’s start with operational excellence. Within our alumina segment we have always prided ourselves on achieving production creep above the industry average as well as in our ability to bring online low cost brownfield expansions. In the first quarter we continued to deliver by achieving an overall production record in tons per day in the alumina system, in both the Atlantic and the Australia regions which both set records. Within our flat-rolled product segment we continued to excel operationally. Just to cite some example, Kofem, our facility in Hungary doubled shipments compared to the first quarter of 2005 in the automotive heat exchanger market which is a targeted market improvement for us. And our announced capacity increase will allow us to double sales again in 2007.

Kitts Green our U.K. facility has record shipment for the quarter driven by continuous improvement, people involvement, superior technical support, TPM, in other words, all tools of ABS. Within our extruded and end product segment we participate in the aerospace market through our hard alloy extrusion business. In the first quarter our largest plant in that business Lafayette achieved record production in the aerospace flow path, again using ABS tools. As I mentioned earlier, the engineered solution segment had record profits in the first quarter. That performance was driven in part by record Class 8 truck wheel production in our forging business as well as record production in our Dura-Bright wheels and record productivity in our fastener and Howmet businesses.

Now, let me move to innovation and new products. Alcoa also continues its leadership in position and innovation by applying technology to deliver values to our customers. We have over 40 new products in the pipeline to be introduced in the next eighteen months. Let me just cover some of them.

We have developed multiple new innovative products for the commercial transportation industry that provide customers with product that reduce weight, maintenance, and operating costs while at the same time increasing payload and fuel economy. Some of the most exciting ones are Dura-Bright fuel tanks. This is greater than $100 million opportunity in North America alone. This product is receiving a very favorable market

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

response, and it will be launched in late 2006. Due to strong demand in North America and Europe for previously introduced Dura-Bright wheels and DuraFlange, we have expanded capacity at both locations. We also have other Dura-Bright based products in the pipeline.

Next one is smart box. It is a power distribution system developed by AFL with its customers for efficient automotive power distribution. This product was — has revenue potential of over $45 million and is in the launch process at the moment. Alcoa space frame was selected by the new Ferrari — by Ferrari to produce its new 599 GTB the Fiorano, and this is the third frame all aluminum frame that Ferrari is utilizing. In packaging we continue to introduce new products. Most recently the next generation of bottle water closures, cater time platters and microwavable foam.

In defense products we have a great opportunity. We are actively working with the DOD and its primes in design, product development, and application engineering for 14 different military platforms being prototyped and tested. We have recently formed the defense market sector lead team to focus on this opportunity. In addition, we have numerous manufacturing process break-throughs in the pilot stage such as simultaneous multi-alloy castings, which we call SMAC at our Amorebiêta facility in Spain.

Now let’s talk about profitable growth, sustainable development, and portfolio management. During the first quarter we continue to take action to grow our upstream presence and bringing some of it to the market. The 63,000 metric tons per year Alumar smelter expansion in northern Brazil was completed, and we will realize the full benefit of its production and sales in the second quarter. We have completed physical construction of the 657,000 metric tons per year alumina refinery in Pinjarra in western Australia. This additional production will be ramping up to the market in the second and third quarter. We increased our stake in Estreito hydropower project of 589-megawatt hydro facility in Northern Brazil. We have increased our stake from 19.08 to 25.49%. Once completed this will bring our percent of self generated power from 38% to 60% in that country.

We’ve signed an agreement in principle to build a 341,000 metric tons per year aluminum smelter in Trinidad Tobago, and we were selected to develop and begin feasibility studies of a 250,000 metric tons per year aluminum smelter in north Iceland. Finally, our Fjardaal, Iceland smelter construction remains on schedule and should benefit from the lower Iceland croner. We announced today that we formed a joint venture with the Shanxi Yuncheng engraving group in China. This is an existing flat-rolled product plant in Kunshan City in China near Shanghai which we will own 70% of and will be the managing partner. It is dedicated to the production of aluminum brazing sheet, a product used in radiators, heat exchangers mainly for the automotive industry. We always have our eye on sustainability, just recently we released our first sustainability report prepared for Alcoa businesses in China.

Over the last several slides, I have talked about the action that we took in support of the current quarter’s performance as well as those initiatives that will drive our growth in the future. It is also obvious that we benefit from the favorable market fundamentals. Let me take a couple of minutes and review those.

The first quarter has been very healthy quarter for alumina and aluminum demand. As the world competes for spot alumina cargos, the market has reported prices paid higher than $600 per metric ton, and as you can see, we believe this tightness in alumina will continue this year and through 2007 even with the reported increases in alumina production coming out of China. On the metal side, we are seeing evidence of strong demand both in terms of firmer premiums and lower visible stock markets. Let’s take a look at regional premiums which are good indicators of market demands.

In the first quarter we saw spot premiums firming in all areas of the world, North America, Europe, and even Japan indicating healthy pace of demand for growth. The midwest premium has risen from low $0.04 last year to just under $0.06. The European duty paid has increased $25 per metric ton, and the CIF Japan premium are beginning to strengthen from a mid 50’s at the end of last year. Another good indication is to look at inventories. We have seen total visible inventories throughout the world stabilize and decrease among producers as evidenced by the lower February IAI metal inventory figures. February was a strong month with an overall decrease in 106,000 metric tons in inventories. This is the second highest monthly decline on record. 1987 was the last time was 109,000 tons drop. We see solid market fundamentals increasing demand. Inventory days of historical lows and current price that is now beginning to reflect supply/demand and input cost increases. Obviously this presents exciting opportunities for us that are committed to capturing it.

So before I turn this over to Joe, and the details of the first quarter, let me summarize the quarter in some simple bullet points. It was a great quarter, by any measure. We battled higher energy and raw material costs, albeit at a lower level of inflation than we experienced last year. We did not have significant one-time effect as we did throughout the year last year and mainly in the fourth quarter. LME pass through increased net earnings after tax by about 235 million as we were and continue to be more than 90% exposed to market prices. More importantly, management action and price increases, volume mix, and cost savings resulted in an additional $150 million improvement in net earnings after tax.

We continued with our investment and profitable growth of the Company and in the second quarter we get the benefit of two of those investments, the San Luis Brazil with the 63,000 metric tons of aluminum and the 657,000 metric tons of alumina from our Pinjarra refinery in

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Australia. We increased output in our industrial and aerospace plate systems, we got our fastener business to above cost of capital, and Howmet within a point of it. We’ve turned around our automotive harness system and pointed it into return profitability. We still have a lot of work to do in packaging, and in extrusions, soft alloy extrusions.

We have a serious negotiation with the steel workers in May. We’re never looking for a confrontation, but we must be and are and will be prepared if negotiations do not result in a contract. Though it is never pleasant to go through a labor strike I am very conscious of the consequences of not confronting the healthcare issue. You can read about it in every day’s newspapers. I will not mortgage the future of the Company by having a run away cost escalator making some key plants uncompetitive. 80% of our U.S. work force contributes to healthcare today. I am not going to negotiate in public and get into the details, but I am committed to working to an acceptable agreement that drives consumerism. First dollar coverage can lead to poor choices in spending and has and will continue to cost us a great deal. Until we have implemented consumer driven plans across all of our business. Again, with that said, we do not expect and hope we will have a successful negotiation. Thank you for your attention and now let me turn it over to Joe.

Joe Muscari - ALCOA Inc - CFO

Thanks Alain. Good evening, everyone. We are obviously pleased with the first quarter results as we were able to achieve an unprecedented level of profitability. During our last call we mentioned that we had made progress on the numerous operational issues that had occurred in the fourth quarter and that the actions we were taking to cut costs and regain momentum on productivity improvement projects should yield better operational results in the first quarter. These actions combined with strong metal prices, other price increases, and strong markets enabled us to achieve this record result.

Revenue at 7.24 billion and income from continuing operations of 615 million or $0.70 per share were all-time highs as Alain noted. Income was 190% higher sequentially and 129% higher year-over-year while revenue was 9% higher sequentially and 16% higher than the first quarter of 2005. Furthermore, four of our six segments achieved higher volumes on a sequential quarter basis. Capital expenditures for the quarter were 592 million with 63% of the total devoted to growth projects such as Iceland, Mosjoen, and Pinjarra. Working capital increased 1 billion in the quarter primarily due to market conditions, higher LME prices and strike preparation. However, it is important to note that days working capital improved by three days year-over-year. We continue to hold our debt to capital within our target range of 32.4%. And as Alain noted our first quarter annualized return on capital was 14.2%, and on a trailing four quarter’s basis our return on capital is 9.7 and 11.2 when we exclude the growth investments. We should also note that the savings from prior period restructurings generated $30 million pretax this quarter, and also as we’ve noted on the slide that included - our results included the cost for stock based compensation of $20 million or $0.02 a share.

As we look at the net income statement, there are three areas that I would like to briefly highlight for you, cost of goods sold as a percent of sales moved significantly lower to 75.4% from a fourth quarter rate of 81.8%. Price increases, improved cost control, output efficiencies, and the impact of the 2005 restructurings more than offset the negative effects of higher energy and other cost inflation. Our interest expense increased $14 million sequentially as a result of higher variable rates due to fed tightening and higher debt levels. Also noted, the annual tax rate for 2005 was 27% as you know excluding discrete items and our first quarter came in at 28% which includes an $11 million discrete tax benefit. As a result our annual run rate is projected to be 29%. Now, let’s take a look at the cash flow statement.

There are two main points here that I would like to call your attention to, both of which I have discussed on earlier slides. First, is the increase in working capital which was driven by improved market conditions, higher LME prices and strike preparation. The other major use of cash was the $592 million of capital expenditures. That compares to the fourth quarter at 762 million. Please keep in mind that two important projects, the Alumar smelter expansion and the Pinjarra refinery expansion are now substantially complete as Alain mentioned and beginning to generate cash. As we stated before, it is our intention to keep our debt to capital between 25 and 35%.

Last quarter I showed this slide and noted the steady increase in third party revenues since 2003 which was driven by higher metal and product pricing as well as higher output levels. You can see in the first quarter that the trend continues. I also related last quarter that the rapid cost inflation and operational issues limited our ability to drive this revenue increase to the bottom line. As I mentioned earlier we were able to address many of these issues and drive the increased revenue to the bottom line this quarter. The chart clearly demonstrates this point. I would also like to at this time call your attention to the new segment table that was in our release and it is also in the appendix of this presentation. This new disclosure includes quarterly equity, income, DD&A as well as income taxes. I believe the detail provides you greater clarity and better understanding of the performance of our segments. Let’s talk about the segments in detail.

As we look at the alumina segment, you can see that they had another great quarter. Sequentially revenue was up 12%, and operating income was up 32%. Higher pricing and improved productivity more than offset $16 million of energy cost increases. As Alain mentioned earlier on a tons

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

per day basis, both the Atlantic and Australia systems achieved record production levels for the quarter. We are confident that we have addressed the operational issues of 2005. In addition, caustic, a critical element for this segment remained flat sequentially, and we believe it has now peaked.

Looking forward, we’ll benefit from the higher LME on a two to three-month lag, and we expect the productivity gains to continue. In addition, we will be ramping up the Pinjarra expansion in the second quarter and on a run rate basis, we should get about 35% or an additional 40,000 tons over the first quarter.

Primary metals also had a strong quarter, sequentially revenue increased by 10% on the back of higher LME prices, operating income increased by 84% to $445 million. Certainly the higher LME was a significant factor in the quarter yet its impact was slightly offset by higher raw material and energy costs. In addition, we had productivity improvements in the quarter as 5 of the 21 smelters set production records and six others were close to records on a daily production basis. Total shipments in production were lower sequentially due to the Eastalco curtailment and the Portland outage.

Looking forward to the second quarter, we continue to remain exposed to the higher LME as Alain mentioned. We expect to realize the full benefit of the Alumar expansion. However we don’t expect to be 100% at the Portland smelter. It is also noted that power costs will — it should be noted that power costs will continue to be a significant challenge in this segment.

Strong performance continued in our flat-rolled products segment, aerospace demand remains robust as does the commercial vehicle market in North America. We continue to lock in productivity gains in our critical production flow path. Sequentially revenue and operating income were up 12% and 6% respectively. The higher profitability was driven by continued strong market fundamentals and partially offset by around $19 million of higher energy costs.

Looking forward, our outlook remains bright. We see continued strong demand in the aerospace and commercial vehicle markets as well as the seasonal increase in [Inaudible].

In the extruded and end products segment, revenue increased sequentially by 14% due to increased volume across all businesses except Russia. We have seen some improvement in our soft alloy and global building and construction systems businesses and our hard alloy extrusion business remained strong which enabled us to break even for the first quarter. Looking forward we expect seasonal increases in the building and construction market as well as continued improvement in the soft alloy extrusion business.

In the packaging and consumer segment, revenue was down 6% and operating income was down 60% sequentially. Primary drivers were seasonally weaker volume and mix. We normally would expect a seasonal decline sequentially, but we also experienced a significant profit decline over the prior year quarter. This decrease was driven by the Reynolds foodservice business which experienced a 27% drop in revenue while the other businesses closures, consumer products, and flexible packaging had revenue improvements ranging from 10 to 25%. Operating income improved in these businesses as well. A combination of lower volume and the inability to pass through 100% of the higher resin and metal costs drove the decline in the foodservice performance. Looking ahead, we expect stronger seasonal demand in our consumer products and closures businesses.

Moving to the engineered solutions segment, as you can see, we had a strong quarter in engineered solutions. Sequentially revenues were up 7%, and operating income was up 77%. The positive improvement was driven by many factors including a 13% productivity gain across all businesses, market growth supported by record production in forged products, fasteners, and aerospace castings, several new products in a favorable mix, and we also had the impact of our 2005 restructuring which generated approximately $15 million pretax in the first quarter. Looking forward we expect the productivity gains and strong demand in aerospace and commercial transportation to continue into the second quarter. However, we expect automotive demand to soften.

At this time I would like to take the opportunity to share some additional information about the segment. We have several businesses inside the segment as you know, and hopefully the next slide will help in better understanding some of the key profitability drivers. The additional information is in the upper left-hand box. We’ve taken the segment and classified it into three sub groups, AFL, auto castings and structures, investment castings, forgings and fasteners and other category. We believe that by doing this we can highlight some of the issues and opportunities that we discussed with you last quarter and track improvements going forward within a better context.

As discussed during the last two quarters we experienced productivity shortfalls in the AFL automotive business. This shortfall masked the strength of the other businesses in the segment. We took corrective actions within the AFL business as Alain mentioned late last year, and that is already generating benefits as evidenced by the $8 million of improvement in operating income from Q4 in the automotive businesses. Now that these production issues have been resolved, we expect the performance of our automotive businesses to continue to improve.

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

The investment castings, forgings and fastening systems businesses continue to benefit from the substantial productivity gains, continued product innovation and the robust demand in the aerospace, industrial products, and commercial vehicle markets. Operating income in this subset of the segment has risen 60% from the year ago quarter and 43% from Q4. I would now like to just briefly summarize our outlook for the second quarter. As we look at the second quarter, we see industry fundamentals remaining strong, as well as seeing economic conditions that we expect to see remain positive globally. Our operating improvements will stay on track. Energy cost pressures, however, will continue, but we do see our other input costs stabilizing, and as Alain mentioned, previously, as he previously discussed with you, we have our U.S. labor negotiations in front of us.

During my first 90 days as CFO, I have had the opportunity to meet with many of you, and I would like to thank those that provided me with very candid and helpful feedback. We’ve attempted in this presentation to integrate some of that feedback to provide more useful and transparent information. We plan to continue to move further in this direction in future sessions. I would like to remind everyone also that Alcoa will be a presenter at the Merrill Lynch conference on May 9, and we’ll also be hosting investor day on June 15, in New York, an event that I am especially excited about, and I look forward to seeing all of you there. Thanks for your attention, and now we would be happy to take questions.

QUESTIONS AND ANSWERS

Operator

Our first question is from the line of John Hill of Citigroup.

John Hill - Citigroup - Analyst

Good afternoon, everyone, and congratulations on finally reaping some of the rewards of all your hard work. I was wondering if you could just fill us in on the Russia situation? It’s an asset that you’ve expressed enthusiasm for in the past but indicated in commentary still some challenges there. What would we see on the ground and what should we look for going ahead.

Alain Belda - ALCOA Inc - Chairman, CEO

Hi, John. By the way, congratulations to you, too. You kind of almost got us. The Russia this quarter was about $5 million worse than what we had estimated when we wrote the request authorization for this period of time. Mainly it has to do with the capability of executing on capital expenditure programs which slowed down some of the ramp up, and had to do with weaker volume pull from Europe, but the project is going very well, reduction of number of people are doing well, the quality of the product is being tested now all over Europe, United States, and Asia, so we’re continuing to do what we thought we were going to be doing out of this project. We should be benefiting from this in the next — end of this year, next year.

Operator

Our next question, sir, comes from the line of Rob Clifford of ABN Amro. Please proceed.

Rob Clifford - ABN Amro - Analyst

Good afternoon. Thanks for all the extra numbers in the presentation. My question is around how you’ve talked before about today about the positive alumina pricing situation, and you’ve talked before about trying to change the mechanism. Are you still trying to delink it from the aluminum price or at least formulize with cost of production?

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Well, this is an ongoing process. This year I think we have two contracts and two negotiations. Last year we had some. We have been moving the contracts to reflect more of a formula pricing related to cost and energy, and so this is an ongoing process. We’re not unhappy with where we are today.

Operator

Our next question, sir, comes from the line of Daniel Roling of Merrill Lynch.

Daniel Roling - Merrill Lynch - Analyst

Thank you, gentlemen. The comment about higher — continued pressures on energy. Does that relate to the one third of your electricity that is tied to alumina or the aluminum price or is it — does it include energy costs throughout the rest of the Company as well?

Alain Belda - ALCOA Inc - Chairman, CEO

It is energy. Both cases, Dan, it is energy that we consume on all our fabricating businesses, also the energy that comes into the formal carbon blocks and other raw material that we buy. It is an overall increase, but the $50 some million we talked about is specifically the one that affects ingots and the one that affects fabricating business as purchased energy.

Operator

Our next question, sir, comes from the line of John Redstone of Desjardins Securities.

John Redstone - Desjardins Securities - Analyst

I wondered if you can just give us a brief update on any progress regarding price caps on can sheet contracts?

Joe Muscari - ALCOA Inc - CFO

Yes, can sheet caps update is pretty much what we related to you during the last conference call. By the end of 2006 we will have two customers left on caps, into 2007 we’ll have one. Total percentage impact of the Company going forward is going to be something less than 4%, 4 or 5%.

Operator

Our next question is from the line of John Tumazos of Prudential Equity Group.

John Tumazos - Prudential Equity Group - Analyst

Congratulations on the great results. Given the $1.53 premium that copper’s closed to aluminum and I think in the late 80’s, the annual premium might have peaked at $0.55, it would seem like there might be extraordinary opportunities in applications like air conditioning tube, household plumbing tubing, short burst motor coils like garage door openers that just run for a few seconds, and that could be something like a million tons plus of industry wide opportunities vis-a-vis copper. Is this something you’re planning new capital for to build tube mills, extrusion plants, wire rod, and wire plants or is this something you’re just taking a wait and see attitude in case the commodity markets are just temporarily over extended?

Alain Belda - ALCOA Inc - Chairman, CEO

Come on, John, we wouldn’t be waiting around for this. We are — some of this expansion I told you about the Kunshan rolling mill. It is basically brazing sheet. Brazing sheet is aluminum that goes into air conditioners and replaces copper. We have two plants dedicated to copper — to tubing,

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

one in Louisville, and the other one in Monterey, Mexico. We are always — I mean this is an industry that was built on the basis of substitution. When stainless steel hit high prices last year, we immediately started replacing white line equipment consumer goods by aluminum products that looked like stainless steel, so we are very conscious and moving very fast on this and by the way, on a rod which we produce at the moment in — basically in Canada and in Massena, we’re running this thing flat out, and we are going to be installing a rod machine also in Iceland. We’re moving as fast as we can and replacing aluminum, copper in every place we can because you’re absolutely right, John, at $1.50 difference we have a significant advantage and as a competitive material.

Operator

[OPERATOR INSTRUCTIONS] Our next question comes from the line of Dave Gagliano of Credit Suisse First Boston.

Dave Gagliano - Credit Suisse First Boston - Analyst

Just a quick question, are there any currency related benefits gains or losses from the operating results?

Joe Muscari - ALCOA Inc - CFO

Yes, we did. We had — we did have some For Ex gains in the first quarter that were pretty much offset. There were some mark-to-market that ended up wiping most of that out, so it was — it really ended up not having in the total result much of an effect. There was some there.

Operator

Our next question is from the line of Tony Rizzuto of Bear Stearns. Please proceed.

Tony Rizzuto - Bear Stearns - Analyst

Congratulations on the fine improvement. I had a question on the price realization, and the price realization that you reported at 25-34, about $1.15 seemed to be well above the LME average with a thirty-day lag and I was wondering if you could just help me understand it a little bit better? Was it a timing of shipments situation obviously getting more in February when the price was at its highest during the quarter on a thirty-day lag or was it a combination of factors going on there?

Alain Belda - ALCOA Inc - Chairman, CEO

It reflects capturing all of the growth in the price but also all of the premiums that the market is giving us today, not only straight premiums for metal but also the conversion to billet, the billet market was very strong and by the way, the same thing that Tony asked which on how do you call rod, rod and bar, so we had premiums in all of these businesses. We told you sometime last year that we were doing more of buying scrap and more converting into value added products and this has been working for us which by the way is also offsetting a lot of that discussion somebody asked about the caps on can sheet because with the $0.28 spread between UBCs and metal, we are capturing as much of that as we can to avoid — to mitigate the caps on the can sheet.

Operator

Our next question is from the line of Leo Larkin of Standard Poor’s.

Leo Larkin - Standard & Poor’s - Analyst

Good afternoon. Could you give us guidance for CapEx in DD&A for this year and next year if that’s also available?

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Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Joe Muscari - ALCOA Inc - CFO

Yes. CapEx is as we’ve mentioned in the previous meeting is targeted to run in the $2.5 to $3 billion range in terms of that’s how we expect to track.

Alain Belda - ALCOA Inc - Chairman, CEO

By the way, this estimate that some of the construction that we’re committed to like Jamaica and Bauxite mine and refinery in Brazil and some activity in Guinea all start exactly on schedule, and the Jamaican one is still depending on a contract on gas which the government has to deliver so that might slip a little bit.

Operator

[OPERATOR INSTRUCTIONS]

Alain Belda - ALCOA Inc - Chairman, CEO

Well, thank you very much. We have another question? Okay.

Operator

Yes, sir, I am showing that we do have some additional questions. Our next question comes from the line of John Hill of Citigroup.

John Hill - Citigroup - Analyst

Yes, gentlemen, just one quick follow-up. Alain, you have been vocal on the subject of Chinese capacity in the past, and there is a lot of discourse in the market right now about potentially some of the marginal capacity over there being thrown a lifeline or being resurrected by higher metal prices. Just interested in your thoughts on the subject.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, China will always be a black box. As they’re dealing with alumina 600 and — I think the last spot I seen was $680. With $680 and energy prices over $0.35, 35 mills, even at this kind of prices, it is hard for them to start old smelters or even new smelters. Additionally, it is a question of availability of alumina. I don’t know where they’re going to get it. I don’t think that you’ll see a lot more capacity coming on at this point in time in China, but again, all that’s coming up, they’re consuming it as fast as it comes out so it doesn’t affect the overall balance. We have said that for three years that China would be a how do you call it, best in balance, and it continues to be that way.

Operator

Our next question comes from the line of Charles Bradford of Bradford Research.

Charles Bradford - Bradford Research - Analyst

Good afternoon. I am trying to recall the situation — I think it was about 20 years ago when you had a — I think it was a six-week strike, and I thought that you ran the plants with management. Is that correct?

Joe Muscari - ALCOA Inc - CFO

That is.

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FINAL TRANSCRIPT

Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

That is correct, Chuck. We will do the same thing. We started training our management back into operations. We have stand by people to work on the plants. I don’t want to minimize this because at the end of the day it is not about the union. It is about Alcoa that are working or not working, and we place high value on our people and place high value on putting people at risk by putting them into operations they don’t know well. We start this month shadowing work at the plants. We have very clear, very defined programs to operate as much of the plants as we can. And minimize any disruption that would happen because of a strike led by the metal workers which by the way are 8,000 people out of 129,000 or 8,000 out of 45,000 in the U.S. obviously around our major plants in the U.S.

Operator

Our next question, sir, comes from the line of Steve Bonnyman of CIBC World Markets.

Steve Bonnyman - CIBC World Markets - Analyst

Follow-up in fact to two questions you just partly answered. One going back to the guidance regarding DD&A. And secondly could you give us a review of what plants would be affected in the event of a strike?

Alain Belda - ALCOA Inc - Chairman, CEO

The plants, the metal workers are how do you call represented in the U.S. are smelters in the U.S. minus one, which is Mount Holly, and the rolling mill in Davenport, Tennessee and Warrick, and the how do you call, the extrusion plant in Lafayette, Indiana, and the refinery in Point Comfort.

Operator

Our next question, sir, comes from the line of Victor Lazarovici of BMO Nesbitt Burns.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

In looking at the chart you showed us on page 9, the global alumina, aluminum supply/demand imbalance, you show that the alumina market has been in deficit for two years and will be in deficit for an additional two years. Given that it is very difficult to inventory alumina and in fact what inventories the Chinese may have had appear to have been run down a couple of years ago,. How do you see this deficit physically happening?

Steve Bonnyman - CIBC World Markets - Analyst

I guess the implication is could the demand be forced to match supply for alumina and therefore aluminum production be even lower than you’re projecting?

Alain Belda - ALCOA Inc - Chairman, CEO

I am missing the question. I am sorry. It is getting cut off here.

Steve Bonnyman - CIBC World Markets - Analyst

The question is how do you maintain a physical shortage of alumina for an additional two years?

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FINAL TRANSCRIPT

Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

How do I maintain that? I can’t maintain it. We will — I think what’s happened here is that you do have smelters in China which build capacity without having a contract and can’t supply it, and that is happening today and we also see that some of the companies that are more aggressive maybe than we are or less tied to contracts than we are are refusing to deliver alumina at old contracts to customers. So I think there are people going short, and like you’ve pointed out, if you don’t have alumina, you can’t store it, and you can’t operate your smelter, and I think you have got smelters that are shut down at the moment because of this.

Operator

Our next question is—

Alain Belda - ALCOA Inc - Chairman, CEO

I don’t see anything that is going to change that.

Operator

Our next question, sir, comes from the line of Alex Lancer of Merrill Lynch.

Alex Lancer - Merrill Lynch - Analyst

On the Russian plant, you mentioned exporting to North America, Europe, and China. I was just wondering if you can remind us of the strategy, which products are going which directions and considering Alcoa’s building or has capacity at early level now in China, Bohai, and the one you mentioned for, I believe, it was brazing and air conditioning. What product would you be shipping from Russia to China and what would be the strategy going forward?

Alain Belda - ALCOA Inc - Chairman, CEO

At the moment we’re shipping to China extrusions, hard alloy extrusions from Russia. We’ll probably be exporting forged products out of there, and we’re testing some roll products, but it’s — this is in China it is still a small volume for the moment.

Operator

Our next question—.

Alain Belda - ALCOA Inc - Chairman, CEO

We’re trying to qualify as many of the products as we can make in those plants in all — in several places in the world.

Joe Muscari - ALCOA Inc - CFO

Part of it if I could add to that, part of the strategy right now is to seed with customers products out of Russia that will also be supplied when Bohai comes on stream in two years. We’re basically intensely working the market channels as we have been for the past two years with products all over the Alcoa system. Russia is now participating in that system of product supply that as Alain mentioned ranges from the full gamut of the extruded products through sheet and plate.

Operator

Our next question is from the line of Tony Rizzuto of Bear Stearns. Please proceed.

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FINAL TRANSCRIPT

Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Tony Rizzuto - Bear Stearns - Analyst

Thanks very much. Just on alumina, does the Point Comfort refinery supply all of your U.S. smelters currently? And if I may ask just a quick one, have you been comfortable so far with your efforts to secure the safe passage of raw materials and supplies into the facilities and into the fab plants and product out of those plants?

Alain Belda - ALCOA Inc - Chairman, CEO

Yes, we have.

Tony Rizzuto - Bear Stearns - Analyst

And the first one, the Point Comfort Alain, does that supply currently all of your U.S. smelters?

Alain Belda - ALCOA Inc - Chairman, CEO

Yes. Basically the U.S. smelters, yes, but not all of them, yes.

Operator

Our last question, sir, comes from the line of Daniel Roling of Merrill Lynch.

Daniel Roling - Merrill Lynch - Analyst

Thank you. Joe, I think you said earlier that you had lower volumes on packaging and the inability to pass through the higher resin costs. That seems in conflict from what we’ve heard earlier that you were able to pass through those higher resin costs. Could you reconcile that, please?

Joe Muscari - ALCOA Inc - CFO

Sure, sure. We were able to actually pass through the higher resin and metal in consumer products, in the Alcoa packaging or flexible packaging business, and closures. We were not able to do it as well and fully in the foodservice business, so it is only the foodservice business in that segment that we were not able to pass it through. It accounted for the significant drop in operating income from the first quarter ’05 to the first quarter ’06.

Operator

At this time I am showing we have no further audio questions, sir.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, thank you very much. I think the word is that we are pretty happy with the results, but more importantly I think we’re pretty happy with the foundations that we have put in place to deliver value and improve returns on capital and control cash flow and the balance sheet. I think we’ll continue to show you this in the second quarter and coming forward. Thank you very much.

Tony Thene - ALCOA Inc - Director, IR

Thank you very much for your attendance. That concludes the first quarter analyst conference.

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FINAL TRANSCRIPT

Apr. 10. 2006 / 5:00PM ET, AA - Q1 2006 ALCOA Inc. Earnings Conference Call

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. This does conclude your presentation. You may now disconnect. Have a great day.

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